Exhibit 10.29

EXECUTION VERSION

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates omitted information.

FIRST AMENDMENT TO LICENSE AGREEMENT

This First Amendment (the “First Amendment”) to the License Agreement dated June 6, 2023 (“Agreement”) is made and entered into as of the 14th day of February, 2024 (the “First Amendment Effective Date”) by and between NOVALIQ GMBH, a company organised under the laws of Germany and having its representative office at Im Neuenheimer Feld 515, 69120 Heidelberg, Germany (“NOVALIQ”); and HARROW, Inc. (formerly known as Harrow Health, Inc.) a company organised under the laws of Delaware and having its representative office at 102 Woodmont Blvd., Suite 610, Nashville, TN 37205, United States (“Harrow Health”), Harrow Eye, LLC, a limited liability company formed under the laws of Delaware and located at 102 Woodmont Blvd. Suite 610, Nashville, Tennessee 37205 United States (“Harrow Eye”) and Harrow IP, LLC, a limited liability company formed under the laws of Delaware and located at 102 Woodmont Blvd. Suite 610, Nashville, Tennessee 37205 United States (“Harrow IP”) (Harrow Health, Harrow Eye and Harrow IP being collectively referred to as “HARROW”). Novaliq and Harrow are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, NOVALIQ and HARROW previously entered into the “Agreement”;

WHEREAS, HARROW wishes to sublicense certain rights under Section 2.1 of the Agreement to further Develop and Market the Licensed Product in the Field for the Canada Territory, as defined below; and

WHEREAS, NOVALIQ and HARROW desire to amend the Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the specific intent to be bound hereby, the parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	All capitalized terms used in this First Amendment but not defined shall have the meanings ascribed to them under the terms of the Agreement.

1.2	All references to “Harrow Health, Inc.” in the Agreement shall be interpreted to refer to Harrow, Inc. (formerly known as Harrow Health, Inc.).

2.	AMENDMENTS

2.1	The following new sections shall be added to Article 1 of the Agreement:

1.109 “Apotex” means Apotex Inc., a company incorporated under laws of Ontario with registered address at 150 Signet Drive, Toronto, Ontario, M9L 1T9.

1.110 “Apotex Sublicensing Agreement” shall have the meaning set forth in Section 2.2(c).

1.111  “Canada Territory” shall mean Canada, including its territories and possessions.

1.112 “United States Territory” shall mean the United States of America, including its territories and possessions

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates omitted information.

2.2	A new Section 2.2(c) shall be included into the Agreement:

“As of the First Amendment Effective Date, NOVALIQ expressly consents to the sublicensing of the rights granted to HARROW under Section 2.1 for the Canada Territory to Apotex in accordance with the terms and conditions of this Agreement (the “Apotex Sublicensing Agreement”). For the avoidance of doubt, Section 2.2(b) shall apply to the Apotex Sublicensing Agreement, and any further sublicensing by Apotex of the rights granted to Apotex under the Apotex Sublicensing Agreement shall be subject to Section 2.2(a). “

2.3	Section 2.4(b) is amended and shall be replaced in its entirety by the following Section:

“With the exception of Klarity Drops, Klarity C and Klarity C plus Loteprednol, during the Term, HARROW, its Affiliates or Sublicensees (excluding Apotex) holding rights to the Licensed Product in the Field in the Territory shall not develop or market, distribute, sell, offer to sell, or otherwise commercialize any prescription product for the treatment of DED in the Territory. In addition, HARROW, shall ensure that Apotex will not develop or market, distribute, sell, offer to sell, or otherwise commercialize any product for the treatment of DED or any directly related indication in the Canada Territory that contains semifluorinated alkanes. HARROW further agrees that it will not seek (and will procure that its Affiliates will not seek) to expand the product label indications in the United States Territory for any prescription product it markets and falls within one or more of the exceptions (a) – (e) as set forth in Section 1.21 to include the treatment of DED. Notwithstanding the above it shall not be a violation of this Section 2.4(b) for HARROW to maintain its passive minority investment interest in Surface Ophthalmics Inc.”

2.4	Section 3.3(a) is amended and shall be replaced in its entirety by the following Section:

“As between the Parties, HARROW shall be solely responsible for obtaining and maintaining all Regulatory Approvals for the Licensed Product in Canada and for interfacing, corresponding and meeting with Health Canada with respect to the Licensed Product, at its sole cost and expense. HARROW shall use Commercially Reasonable Efforts to file an NDA with Canada Health within two (2) years following the Effective Date. The Parties acknowledge and agree that HARROW may sublicense the rights and delegate the responsibilities and obligations under this Section 3.3(a) to Apotex under the Apotex Sublicense Agreement, provided that HARROW shall remain liable to NOVALIQ for any failure to comply with the obligations under this Section 3.3(a).”

2.5	A new Section 5.5 shall be included into the Agreement:

“5.5 Canadian Marketing of Vevye

As of the date that Health Canada approves the NDA for the Licensed Product, for the Canada Territory, HARROW shall ensure that VEVYE will be the primary focus in the promotion to ophthalmologists for their DED patients, and that VEVYE will occupy first position in such sales calls for DED. At the request of NOVALIQ, HARROW will provide copies of Apotex’s call activity reports against this target audience. Such reports shall be provided no more frequently than once per Calendar Quarter.”

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates omitted information.

2.6	The title of Section 7.1 shall be replaced in its entirety by “Upfront Payments and Regulatory Milestone Payment” and a new Section 7.1(c) shall be included into the Agreement:

“(c) a one-time regulatory milestone payment in the amount of [***] US Dollars in cash [***] within sixty-five (65) days of Apotex or any of its Affiliates obtaining the Marketing Authorization for the Licensed Product in the Canada Territory. HARROW shall notify NOVALIQ of the achievement of such regulatory milestone event within ten (10) Business Days upon its achievement. The regulatory milestone payment shall be made by wire transfer to NOVALIQ’s bank account (as notified by NOVALIQ to HARROW); invoicing will be made by way of a credit note.”

2.7	Section 7.4(a) is amended and shall be replaced in its entirety by the following Section:

“(a) Royalty Payments. During the Royalty Term HARROW shall pay to NOVALIQ royalties, calculated on the basis of aggregated annual Net Sales of Licensed Product in the United States Territory as follows:

Royalty Tiers	Royalty Rate
For the portion of aggregated Net Sales of Licensed Product in the United States Territory that is lower than [***]	[***]
For the portion of aggregated Net Sales of Licensed Product in the United States Territory that is equal to or [***]	[***]
For the portion of aggregated Net Sales of Licensed Product in the United States Territory that is equal to or exceeding [***]	[***]

2.8	Section 7.4(e) is amended and shall be replaced in its entirety by the following Section (e) and a new Section 7.4(f) shall be included into the Agreement:

“(e) During the Term, HARROW shall pay to NOVALIQ [***] of all royalty payments received from any sublicensee for the Canada Territory (“Sublicense Income”).

(f) Reports; Payment of Royalties and Sublicense Income. HARROW shall report to NOVALIQ the date of the First Commercial Sale of the Licensed Product in the United States Territory and the Canada Territory within ten (10) Business Days of its respective occurrence. In addition, during the term of this Agreement following the First Commercial Sale of the Licensed Product in the Territory, HARROW shall furnish to NOVALIQ a written report for each Calendar Quarter showing (on a country-by-country basis) the united sold of Licensed Products, the gross sales of Licensed Products, the calculation of Net Sales (including the deductions from gross sales) of the Licensed Product by HARROW, its Affiliates and Sublicensees in the Territory during the reporting period, and, for the United States Territory, the royalties payable under this Agreement, and for the Canada Territory, the royalties payable to HARROW under the Apotex Sublicense Agreement and the Sublicense Income payable under this Agreement. Reports shall be due within forty-five (45) calendar days after the end of each Calendar Quarter. At least once a year, HARROW’s independent auditors shall review royalty reports, calculations and associated payments to NOVALIQ. If any prior period adjustments are required by HARROW or its independent auditors to the Net Sales calculation, such adjustments shall be clearly noted in and applied to the following period royalty calculation, report and payment (e.g., the next quarterly report). Royalty payments and Sublicense Income payments shall be made by HARROW by wire transfer to NOVALIQ’s bank account (as notified by NOVALIQ to HARROW from time to time), with any transfer fees to be paid by HARROW, in immediately available funds within five (5) Business Days after delivery of a final quarterly royalty report by way of a credit note.”

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates omitted information.

2.9	Section 10.6 is amended and shall be replaced in its entirety by the following Section:

“HARROW shall use the NOVALIQ Trademarks (i.e., VEVYE and EYESOL), as needed, in the United States to mark the Licensed Product. NOVALIQ shall have the sole right to file, prosecute, maintain, defend and enforce the NOVALIQ Trademarks in the Territory. HARROW shall procure that Apotex will use the VEVYE Trademark to mark the Licensed Product in the Canada Territory.”

2.10	Section 11.6 is amended and shall be replaced in its entirety by the following Section:

“The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in Sections 11.2 and 11.3 and this Section 11.6. The Parties have agreed to make a joint press release of the execution of this Agreement and will agree on the wording of such joint press release following the Effective Date. After the release of such joint press release, no disclosure of the existence, or the terms, of this Agreement may be made by either Party without first obtaining the prior written approval of the other Party and agreement upon the nature and text of such public announcement and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Law or as otherwise expressly provided in this Agreement. Notwithstanding the aforementioned, NOVALIQ is entitled to use the name and logo of the Licensed Product and HARROW for public relation purposes in and outside of the Territory. The Parties agree that NOVALIQ shall be entitled to make a press release upon the achievement of each milestone and each milestone trigger of a royalty payment under this Agreement and HARROW shall refuse its permission to such press release only for cause and by suggesting amendments to the press release which would allow HARROW to grant its permission. No permission shall be required to the extent a Party is legally required (i) by Applicable Laws; (ii) by the listing standards or agreements of any national or international securities exchange or similar laws of a governmental authority, market or agency; or (iii) in a judicial, administrative or arbitration proceedings, provided that in such instances the other Party shall be entitled to make a corresponding public announcement. Notwithstanding the above, as of the First Amendment Effective Date HARROW shall be entitled to issue a press release announcing that it has entered into the Apotex Sublicense Agreement to Develop and Market the Licensed Product in the Field for the Canada Territory.”

2.11	A new Section 15.2(l) shall be included into the Agreement:

“(l) In case of termination of this Agreement, NOVALIQ will negotiate with Apotex in good faith a direct license to Apotex for the Canada Territory on the basis of the terms of this Agreement and the Apotex Sublicense Agreement, except to the extent that Apotex is in material breach of this Agreement or the Apotex Sublicense Agreement (in which case, the Apotex Sublicense Agreement shall automatically terminate with the termination of this Agreement to the extent it relates to the Licensed Product for the Canada Territory, unless otherwise agreed between NOVALIQ and Apotex, at the sole discretion of NOVALIQ).

3.	In all other respects, the terms and conditions of the Agreement will remain in full force and effect as written; provided, however, that the terms and conditions of the original Agreement will prevail over the terms and conditions of this First Amendment to the extent there are any inconsistencies between this First Amendment and the Agreement, unless explicitly regulated otherwise.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates omitted information.

IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the First Amendment Effective Date in two (2) originals, each Party acknowledging receipt of one original.

NOVALIQ GmbH

By:	/s/ Christian Roesky
Name:	Christian Roesky
Title:	CEO/ Managing Director

By:	/s/ Oliver Schluter
Name:	Oliver Schluter
Title:	CFO

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates omitted information.

IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the First Amendment Effective Date in two (2) originals, each Party acknowledging receipt of one original.

Harrow, INc.

By:	/s/ Mark L. Baum
Name:	Mark L. Baum
Title:	CEO

Harrow IP LLC

By:	/s/ Mark L. Baum
Name:	Mark L. Baum
Title:	CEO

Harrow EYE, LLC

By	/s/ Andrew R. Boll
Name:	Andrew R. Boll
Title:	Vice President

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